Exhibit 99.1

Thomas C. Horne

Attorney General

(Firm State Bar No. 14000)

Lynette Evans, State Bar No. 021069

Alyse Meislik, State Bar No. 024052

Assistant Attorneys General

Telephone: (602) 542-7701

Facsimile: (602) 542-4377

Office of the Attorney General

1275 West Washington Street

Phoenix, Arizona 85007

consumer@azag.gov

Attorneys for Arizona Department of Insurance

IN THE SUPERIOR COURT OF THE STATE OF ARIZONA

IN AND FOR THE COUNTY OF MARICOPA

STATE OF ARIZONA, ex rel. CHRISTINA URIAS, Director of Insurance, Plaintiff, vs. PMI Mortgage Insurance Co., an Arizona Corporation, Defendant.	Cause No.. CV2011 – 018944 VERIFIED COMPLAINT FOR APPOINTMENT OF RECEIVER AND INJUNCTION

Plaintiff alleges:

1. This action has been filed under A.R.S. §§ 20-612, 20-613, 20-614, and 20-615.

2. Plaintiff is the State of Arizona, ex rel. CHRISTINA URIAS, Director of Insurance (“Director”). The Director is charged with the enforcement of Title 20, Arizona Revised Statutes, relating to the transaction of insurance business in the State of Arizona.

3. Defendant PMI Mortgage Insurance Co. (“PMI”) is an Arizona corporation which holds an Arizona certificate of authority to transact mortgage guaranty insurance.

4. Mortgage guaranty insurance protects financial institutions, and similar entities formed to hold individual and pools of mortgages or interests thereon, against financial loss arising from the default by borrowers on mortgage loans.

5. The Defendant is a subsidiary of The PMI Group, Inc. (“TPG”), a publicly-owned holding company, incorporated in Delaware and traded on the New York Stock Exchange. TPG is the ultimate parent of eleven mortgage guaranty insurers and several other subsidiaries providing support to the mortgage guaranty operations and engaging in other activities. PMI is the main operating entity for the group and operates in all fifty states. There are five other Arizonadomiciled mortgage guaranty insurers within the TPG group: PMI Insurance Co. (“PIC”) and PMI Mortgage Assurance Co. (“PMAC”) both wholly-owned direct subsidiaries of PMI, and PMI Reinsurance Co. (“PMI Re”), PMI Mortgage Guaranty Co. (“PMG”) and Residential Insurance Co. (“RIC”) three reinsurers that are wholly-owned direct subsidiaries of TPG.

6. Defendant PMI has been experiencing losses from its insurance operations since the inception of the U.S. financial crisis in 2007. The financial crisis prompted the Department of Insurance (the “Department”) to increase its monitoring of PMI and its affiliates. Despite Defendant’s attempt to recapitalize and mitigate the loss of surplus, PMI recently experienced a rapid increase in losses that has adversely affected its solvency and that of its affiliates1, as reported in its statutory financial statement for the period ended June 30, 2011 (“June 30 Statement”) filed with the Department on August 15, 2011.

7. In the June 30 Statement, PMI reported a net loss of $329 million, which when compared to its surplus for the same period, was a hazardous financial condition under Arizona insurance laws and regulations. Additionally, PMI reported net incurred losses of $574 million and net earned premiums of $227 million. This resulted in a loss ratio of 253%. Loss ratio is the relationship of incurred losses plus loss adjustment expenses to earned premiums. A loss ratio of 253% means that for every $1 of premium earned PMI is spending $2.53 on insurance losses and expenses.

[1]

On August 4, 2011, Standard and Poors (“S&P”) rating agency lowered its ratings on TPG and PMI. S&P cut TPG’s counterparty credit and financial strength ratings from triple C negative to double C, and lowered PMI’s rating to triple C negative from B negative.

8. Based on the hazardous financial condition reported by PMI in its June 30 Statement, the Department issued Order No. 11-112-INS, on August 19, 2011, placing the Defendant and its subsidiary, PIC, under administrative supervision and ordering corrective action pursuant to the Notice of Determination, Order for Supervision and Notification of Rights (“Supervision Order”). The Supervision Order required Defendant and PIC to cease issuing new mortgage commitments at close of business on August 19, 2011 and to cease issuing mortgage insurance policies under pending commitments at the close of business on September 16, 2011. The Department also required PMI and PIC to cure the deficiencies cited in the Supervision Order within 60 days of the Order (October 18, 2011).

9. On August 22, 2011 the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association suspended PMI, PIC and PMAC, from their list of approved mortgage insurers.

10. On September 21, 2011, the Defendant submitted a draft run-off plan to the Department. The draft plan envisioned the creation of the payment of PMI’s policyholder claims through a “deferred payment obligations” (“DPO”) wherein PMI claimants would receive a partial cash payment and an “IOU” in satisfaction of PMI’s claim obligation. The IOU portion, which is referred to as the DPO, could only be paid with the approval of the Director of Insurance. The run-off scenarios submitted by management evidence PMI’s inability to fully satisfy its existing insurance obligations to policyholders, and therefore fail to cure the deficiencies noted in the Supervision Order. The run-off models prepared by PMI or other entities analyzing the PMI data shows that PMI will not be able to pay its policyholder claims in full.

11. The filing date for PMI’s third quarter statutory financial statement is November 15, 2011. Actuarial data taken from PMI’s internal report titled, “U.S MI Loss Reserve Analysis For September 2011,” prepared by PMI’s internal actuarial staff and provided to PMI management and to the Department’s Supervisor, estimates third quarter net incurred losses of approximately $520 million for the quarter ending September 30, 2011. The estimated net earned premiums for the 3rd quarter 2011 are approximately $112 million. PMI’s estimated loss for the same quarter is approximately $446 million.

12. PMI’s policyholders’ surplus is estimated to be a negative $213 million for the 3rd quarter of 2011. A.R.S. § 20-1542 requires mortgage guaranty insurers to maintain a minimum policyholders’ surplus of at least $1.5 million.

13. Under Arizona law, minimum policyholder position (“MPP”) (see A.R.S. § 20-1550(A)) is a statutory measure unique to mortgage guaranty insurers used to evaluate its solvency. The law requires a mortgage guaranty insurer to maintain its policyholder position (generally comprised of its policyholders surplus plus the required contingency reserves) to equal or exceed its MPP. PMI’s June 30 Statement reported that PMI had a policyholder position of $258 million and an MPP of $578 million, resulting in a policyholder position deficit of $321 million2. Upon information and belief, the Department expects that policyholder position deficit to grow in the 3rd quarter 2011 due to increased losses.

14. Under A.R.S. § 20-611(7) impairment or insolvency means that the capital of a stock insurer shall be deemed to be impaired and the insurer shall be deemed to be insolvent when such insurer is not possessed of assets at least equal to all liabilities and required reserves together with its total issued and outstanding capital stock. As of September 30, 2011, it is estimated that PMI’s assets will be approximately $200 million less than the amount needed to meet the solvency measurement.

15. Based on its own estimates of losses to be reported on November 15, 2011, for the quarter ended September 30, 2011, the Defendant’s liabilities are in excess of its surplus and capital. The Defendant’s inability to pay all of its losses combined with the need to protect the Defendant’s policyholders and other creditors from TPG and its creditors support the Department’s request to place PMI in rehabilitation. A.R.S. § 20-615(1).

[2]

State laws have either an MPP requirement or a Risk to Capital (“RTC”) requirement to assess the risk to capital ratio of each insurer in the mortgage guaranty insurer industry. If RTC is used, generally, state laws allow a maximum RTC ratio of 25:1; after which a mortgage guaranty insurer is required to stop writing new business and may be subject to other regulatory action. PMI’s RTC is 58:1 as of June 30, 2011.

16. The Director is therefore entitled to an Order appointing her Receiver of Defendant pursuant to A.R.S. § 20-615(1).

WHEREFORE, the Director requests that:

A. The Court enter an Order appointing the Director of Insurance as Receiver of Defendant and directing the Receiver to take possession of Defendant’s property and business and to rehabilitate and otherwise deal with its property and business either in the name of the Director or in the name of Defendant as may be most convenient under the circumstances, and further authorizing Receiver to appoint one or more Special Deputy Receivers to act for her, and to engage such counsel, clerks and assistants as she deems necessary to carry out the orderly rehabilitation of Defendant.

B. The Court issue a temporary restraining order, preliminary and permanent injunction, as may be appropriate, restraining Defendant, its officers, directors, stockholders, members, subscribers, agents, creditors, lenders, financial institutions and all other persons from the transaction of its business or the waste or disposition of its assets, or the obtaining of preferences, judgments, attachments or other liens, or the making of any levy against Defendant. With regard to financial institutions that serve in a dual capacity as both a depository and policyholders, such financial institutions are precluded from exercising self-help in the application of depository balances with respect to any obligations of PMI or any of its assets including but not limited to its insurance obligations including any amounts owed under any DPO or policyholder claims.

C. The Director be given such power and authority as the Court may direct and as may be necessary to effect the objects and purposes of Article 4, Chapter 3, and Article 1, Chapter 4 of Title 20, Arizona Revised Statutes.

D. The Court grants such other and further relief as it deems just and proper.

DATED this 20th day of October, 2011.

THOMAS C. HORNE Attorney General

/s/ Lynette Evans
Lynette Evans
Assistant Attorney General
Attorneys for Plaintiff